EXHIBIT 99.3

                           GULFPORT ENERGY CORPORATION

                             SHARES OF COMMON STOCK

          OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS
                         OF GULFPORT ENERGY CORPORATION

                                                         _____________,  2004

Dear  Stockholder:

     This notice is being distributed by Gulfport Energy Corporation, a Delaware corporation ("Gulfport"), to all holders of record of shares of its common stock, par value $0.01 per share (the "Common Stock"), at the close of business on ___________, 2004 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of transferable subscription rights (the "Rights") to subscribe for and purchase shares of its Common Stock. The Rights are described in Gulfport's Prospectus dated ___________, 2004 (the "Prospectus").

     In the Rights Offering, Gulfport is offering an aggregate of approximately 10,000,000 shares of its Common Stock, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., Dallas time, on ___________, 2004, unless extended in the sole discretion of Gulfport (as it may be extended, the "Expiration Date"). As described in the accompanying Prospectus, you will receive one Right for every 1.0146 shares of Common Stock owned of record as of the close of business on the Record Date. Each right will allow you to subscribe for one shares of Common Stock (the "Basic Subscription Privilege") at the cash price of $_____ per share (the "Subscription Price").

     In addition, holders of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $ _____per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. A holder of Rights may only exercise its Over-Subscription Privilege if the holder exercised its Basic Subscription Privilege in full and other holders of subscription Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Gulfport will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of shares of Common Stock that each holder of Rights has purchased by exercising its Basic Subscription Privileges. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than the holder subscribed for under its Over-Subscription Privilege, then Gulfport will allocate to the holder only the number of Excess Shares for which the holder subscribed. Gulfport will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Privileges. See "The Rights Offering-Subscription Privileges" in the Prospectus.

     The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates") and will be transferable until the close of business on the last trading day preceding the Expiration Date.

     Enclosed  are  copies  of  the  following  documents:

          1.     Prospectus;

          2.     Subscription  Rights  Certificate;

          3. Instructions as to Use of Gulfport Energy Corporation Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Gulfport Energy Corporation); and




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          4.     A return envelope addressed to UMB Bank, N.A., the Subscription
Agent.

     Your prompt action is requested. To exercise Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Dallas time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise your Rights. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

     Additional copies of the enclosed materials may be obtained from the Subscription Agent at (816) 860-3020.


                                            Very  truly  yours,

                                            GULFPORT  ENERGY  CORPORATION